UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 23, 2006

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SFBC INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-16119	59-2407464
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11190 Biscayne Blvd., Miami, Florida 33181

(305) 895-0304

(Address and telephone number
of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

Termination of a Material Definitive Agreement

On January 23, 2006, a limited liability company named 11190 Biscayne, LLC (“Biscayne”), a subsidiary of SFBC International, Inc. (“SFBC”), which owns the building that houses SFBC’s clinical trials facility at 11190 Biscayne Boulevard in Miami, learned that a complaint had been filed by East Bay Corporation (“East Bay”)  in Florida State Court for Miami-Dade County alleging that the land lease agreement (the “Land Lease”) between Biscayne and East Bay for property located in the vicinity of 111th Street and Biscayne Boulevard in Miami-Dade County, Florida (the “Property”) was terminated. SFBC occupies two buildings on Biscayne Boulevard separated by an annex, which two buildings are referred to as the North and South buildings. The Land Lease involves the South building containing 51 beds, SFBC’s clinical laboratory and its offices, a portion of the annex and part of the parking for the Property. SFBC purchased the North building, the annex, the South building and remaining land used for parking in February 2004. Other than the land and structures covered by the Land Lease, all of the remaining land and structures are owned by SFBC. The land owned by SFBC consists of approximately 122,000 square feet; it also owns approximately 37,000 square feet immediately to the north. The land subject to the Land Lease is approximately 125,000 square feet. Clinical trials are conducted in both the North and South buildings.

The Land Lease was originally entered into in January 1947 between East Bay and Ocean Freeze Corporation for a term of 99 years. In February 2004, the lessee under the Land Lease, assigned the remaining term to Biscayne. Under the existing terms of the Lease, SFBC pays East Bay an annual rent of approximately $16,000 subject to future escalations. At the end of lease term in 2046, all structures built on the land covered by the Land Lease will revert to the owner of the land which is currently East Bay.

East Bay is seeking a declaratory judgment since it is uncertain of its rights due to the conflict between East Bay’s allegation that the Land Lease has been terminated and Biscayne’s allegation that it has not been terminated. East Bay alleges that the Land Lease has been terminated as a result of, among other things, the following:

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construction of improvements without the necessary permits;

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having more beds than allowed by the certificate of occupancy;

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having an unsafe structure on the Property;

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multiple violations of the Miami-Dade County Code; and

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failure to maintain property insurance as required by the Land Lease.

As to the first four bullets, see the press release issued on January 19, 2006 with regard to the Miami facility, a copy of which is attached as an exhibit and incorporated by reference. With regard to the fifth bullet, SFBC has over $12.5 million in property insurance which fully complies with the Land Lease.

SFBC’s and Biscayne’s attorneys have advised them that the action is without merit. Accordingly, SFBC and Biscayne intend to vigorously defend it. The resolution of this action may take between nine months to a year. If the Court issues a declaratory judgment in favor of East Bay, the Land Lease will be terminated and SFBC would lose ownership of the South building, the portion of the annex and any associated improvements as well as use of the related parking. In such event, SFBC will incur a material adverse effect, including having to recognize an immediate loss on its financial statements equal to the value of the South building and improvements.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(c)

The following exhibit is filed:

Exhibit No.	Description

99.1	Press Release dated January 19, 2006 announcing the status of the Miami facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFBC INTERNATIONAL, INC.
By:	/s/ JEFFREY P. MCMULLEN
Chief Executive Officer

Date:  January 27, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 19, 2006 announcing the status of the Miami facility.